This GUARANTEE AGREEMENT (this "Agreement") is made and entered into on by and between Roche Diagnostics GmbH, with registered office at Sandhofer Strasse 116, D-68305 Mannheim ("Seller") and Technical Chemicals and Products Inc., 3341 SW 15th Street, Pompano Beach, Florida 33069, USA ("Guarantor").

Whereas, Seller and its Affiliates own a world-wide pregnancy and ovulation testing business carried on under the EVATEST(R), EVAPLAN(R), EVENT-TEST(R), DIAGNOSIS(R) and related trademarks, which is sold to Guarantors Affiliates under attached Global Business and Asset Purchase Agreement and the attached Local Asset Purchase Agreements.

Whereas Seller and Guarantor hereby enter into this Agreement to provide Seller with an irrevocable and unconditional guarantee for the performance of Guarantor's Affiliates with the Global Business and Asset Purchase Agreement and the Local Asset Purchase Agreements for the transfer of the global trademark rights for EVATEST(R), EVAPLAN(R), EVENT(R), DIAGNOSIS(R)and related trademarks as registered in Italy, Uruguay and Argentina and for the transfer of the business position of Seller and Seller's Affiliates in Germany, Switzerland, Italy, Spain, Uruguay and Argentina and for the transfer of the local sales organization in Argentina, which agreements are attached.


Now, therefore, in consideration of the foregoing and intending to be legally bound, the parties hereto agree as follows:

1        DEFINITIONS

1.1 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc. and its subsidiaries shall not be considered an Affiliate of Seller.

1.2 "Global Business and Asset Purchase Agreement" means the Global Business and Asset Purchase Agreement referring to Seller's pregnancy testing business as concluded between Guarantor's Affiliate and Seller as attached hereto as Exhibit I.


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1.3      "Local Asset Purchase Agreements" means the Asset Purchase Agreements as concluded between Guarantor's Affiliates and Seller or Seller' Affiliates referring to Seller's pregnancy testing business and to be concluded on a local basis for transferring the assets held or owned by a Seller's Affiliate and attached hereto as Exhibits II - VII.

2        GUARANTEE

2.1 The Guarantor hereby irrevocably and unconditionally guarantees the performance by Buyer and Buyer's Affiliates of all their respective obligations under the Global Business and Asset Purchase Agreement and the Local Asset Purchase Agreements, including all Exhibits, and the ancillary documents entered into pursuant thereto in the event that Buyer and/or Buyer's Affiliates fails to comply with any or all obligations under the Global Business and Asset Purchase Agreement and/or the Local Asset Purchase Agreements.

2.2 At the request of the Seller, the Guarantor hereby irrevocably undertakes to pay to Seller any sum or sums due to Seller or Seller's Affiliates according to obligations under the Global Business and Asset Purchase Agreement and the Local Asset Purchase Agreements, including all Exhibits, and the ancillary documents entered into pursuant thereto.

2.3 Furthermore, Guarantor hereby waives and abandons any and all right of set-off for his obligations hereunder.


3        REPRESENTATIONS AND WARRANTIES OF GUARANTOR

3.1 Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, USA, has all corporate powers and material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted and has full corporate power and authority to consummate the transactions contemplated hereby.

3.2 Authority. The execution, delivery and performance of this Agreement by Guarantor and its Affiliates have been duly and validly authorized by all necessary corporate proceedings, and this Agreement has been duly authorized, executed, and delivered by Guarantor and its Affiliates and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.

3.3 Liquidity. Guarantor, at the date of signature of this Agreement, is able to fulfil all of its obligations, covenants etc. according to this Agreement and the Local Asset Purchase Agreements.

3.4 No Violation or Conflict. The execution, delivery and performance of this Agreement by Guarantor do not and will not conflict with, violate or constitute or result in a default under any law, judgement, order, decree, the articles of incorporation or bylaws of Guarantor, or any contract or agreement to which Guarantor is a party or by which Guarantor is bound.

3.5 No Government Restrictions. Except as set forth in the disclosure schedule to the Global Business and Asset Purchase Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Guarantor in connection with the execution, delivery and performance of this Agreement by Guarantor.

4        GUARANTOR'S COVENANTS

         Liquidity. Guarantor agrees and undertakes to refrain from any and all action that could endanger, and to take all possible steps and actions to maintain, its sufficient liquidity to comply with all of its financial obligations under this Agreement, for a period of five years after the Closing date.

5        COVENANTS BY GUARANTOR AND SELLER

5.1 Press Releases. Any announcement, publication or press release referring to this Agreement and all transactions related thereto (Announcements) require prior written consent by both parties, which consent shall not be unreasonably withheld. Purchase Price and other confidential information shall not be disclosed at all, except as required by law or regulation. The parties shall agree upon the wording and timing of any such announcement.

5.2      Confidentiality.

5.2.1 Each party shall, and procure that its Affiliates shall, treat as strictly confidential and not use any information received or obtained as a result of entering into or performing this Agreement (or any other agreement entered into under or pursuant to this Agreement) which relates to:

         a) the provisions of this Agreement and any other document referred to herein;

         b) the negotiations relating to this Agreement and any other document referred to herein; c) any other party and the members of its respective group (as at the date of this Agreement) and the business or businesses carried on by each of them;

         d) trading terms, discounts or special arrangements with individual customers of each of the parties.

5.2.2 The provisions of Section 5.2.1 above shall not prohibit disclosure or use if and to the extent:

         a) required by law or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

         b) required by any recognized investment exchange or any other competent regulatory authority;

         c) required to vest the full benefit of this Agreement in any party;

         d) made to or used by the professional advisers, auditors and bankers of either party on terms that such professional advisers, auditors and bankers undertake to comply with the provisions of Section 5.2.1 above in respect of such information as if they were a party to this Agreement;

         e) information has become generally available through no fault of that party; or
         f)       such disclosure is permitted under Section 5.1.


5.3 Further Assurances. Guarantor shall use its best efforts to implement the provisions of this Agreement and for such purpose, at the request of the other party, shall, without further consideration, execute and deliver, or cause to be executed and delivered, to the other party such consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other party, as the other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

6        TERM AND TERMINATION

6.1 Termination. This Agreement shall come into force when executed by duly authorized officers of Guarantor and Seller and shall remain valid and binding until full performance and consummation of any and all of Buyer's or Buyer's Affiliates obligations under the Global Business and Asset Purchase Agreement and the Local Asset Purchase Agreements and the transactions contemplated thereby.

6.2 Guarantor may terminate this Agreement by giving ninety (90) days prior written notice in case Seller and Seller's Affiliates agree in writing that, or a final court decision is issued to the effect that, both the Global Business and Asset Purchase Agreement and all Local Asset Purchase Agreements are validly terminated or declared null and void.

6.3 Effect of Termination. If this Agreement is terminated, all obligations of Seller and Guarantor under this Agreement shall terminate without further liability of Seller or Guarantor except (a) for the obligations of Guarantor and Seller under Sections 5.1 (Press Releases), 5.2 (Confidentiality), 8 (Governing law), 9 (Additional Terms), and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

7        NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Guarantor at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

         if to Guarantor, to:

         Technical Chemicals and Products Inc.
         3341 SW 15th Street
         Pompano Beach
         Florida 33069
         USA
         Attention : President
         Fax: 001 954 979 6125

         with a copy to:

         Ted Klinghofer
         Akerman, Senterfitt & Edison P.A.
         One Southeast Third Avenue, 28th floor
         Miami
         Florida 33131
         USA
         Fax: 001 305 374 5095

         if to Seller, to:

         Roche Diagnostics GmbH
         Sandhoferstr. 116
         D - 68305  Mannheim
         Germany

         Attention: Legal Department Patient Care (Dep. GL-RP)

         Fax:  +49 / 621 759 1578

8        GOVERNING LAW AND JURISDICTION

8.1 This Agreement shall be governed by and construed in accordance with the Laws of the Federal Republic of Germany.

8.2 The parties submit to the exclusive jurisdiction of the competent courts of Mannheim, Germany.


9        ADDITIONAL TERMS

9.1 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

9.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party.

9.3 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a letter signed and delivered by an authorized representative of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

9.4 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Guarantor and delivered to Seller and a counterpart has been signed by Seller and delivered to Guarantor.

10       LIST OF EXHIBITS

         This Agreement contains the following Exhibits with their respective schedules. Both, the content of Exhibits and Schedules is to be regarded as content of this Agreement.

              Exhibit I:            Global Business and Asset Purchase Agreement
              Exhibit II:           Agreed Form of Asset Purchase Agreement for
                                    Argentina
              Exhibit III:          Agreed Form of Asset Purchase Agreement for
                                    Germany
              Exhibit IV:           Agreed Form of Asset Purchase Agreement for
                                    Italy
              Exhibit V:            Agreed Form of Asset Purchase Agreement for
                                    Spain
              Exhibit VI:           Agreed Form of Asset Purchase Agreement for
                                    Switzerland
              Exhibit VII:          Agreed Form of Asset Purchase Agreement for
                                    Uruguay
              Exhibit VIII:         Payment Schedule
              Exhibit IX: Side Letter about Handling of Inventory of Local Affiliates




IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.

Date: May, 18, 2000                       Date: May, 18, 2000


Roche Diagnostics GmbH                    Technical Chemicals and Products, Inc.

                            i.V.



S. Ek                       N. Grzibek                   Jack L. Aronowitz
                                                         Chairman and President

This GUARANTEE AGREEMENT (this "Agreement") is made and entered into on by and between Roche Diagnostics GmbH, with registered office at Sandhofer Strasse 116, D-68305 Mannheim ("Seller") and Technical Chemicals and Products Inc., 3341 SW 15th Street, Pompano Beach, Florida 33069, USA ("Guarantor").